Exhibit 16(A)
SEPARATE ACCOUNT (B)
CODE OF ETHICS
A. Legal Requirement.
Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “Act”), makes it unlawful for any committee member or officer of Separate Account (B) (the “Fund”), or of its Investment Adviser, as well as certain other persons, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

A security is “held or to be acquired” by the Fund if within the most recent 7 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or its Investment Adviser for purchase by the Fund. A security “held or to be acquired” by the Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.
B. Fund Policy.
It is the policy of the Fund that no “access person”1 of the Fund or of its Investment Adviser shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.
C. Procedures.
1.	To provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:
(a)	Within 10 days of receiving this Code of Ethics, all Access Persons who may have knowledge about a Fund trade before the trade is executed (other than board members who are not “interested persons” (as defined in the Act) of the Fund) must submit to the Fund’s Compliance Officer (the “Compliance Officer”) a statement of all securities in which such Access Person has any direct or indirect beneficial ownership.[2] This

1	An “access person” is each board member, officer or “advisory person” of the Fund or its Investment Adviser (hereinafter, “Access Person”). An “advisory person” is any employee of the Fund or its Investment Adviser (or of a company in a control relationship to the Fund or its Investment Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Fund or its Investment Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security by the Fund.

2	“Beneficial ownership” of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future.

statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new Fund employees who are Access Persons who may have knowledge about a Fund trade before the trade is executed upon their employment by the Fund.
     (b) When an Access Person (other than board members who are not “interested persons” (as defined in the Act) of the Fund) opens a brokerage account, or whenever an Access Person with an existing brokerage account becomes a Fund employee, such Access Person is required to send written notification of such fact to the Compliance Officer before engaging in any personal securities transactions through such account. If the Compliance Officer deems it necessary or appropriate, a letter in the form annexed hereto as Appendix A will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that upon request of the Compliance Officer duplicate confirmations of transactions in the account be sent to the Compliance Officer.
     (c) Investment personnel3 (excluding the Compliance Officer) are prohibited from engaging in any personal securities transaction involving “reportable securities” without obtaining prior written approval from the Compliance Officer or the Compliance Officer’s designated back-up (the” Designated Back-up”) in the event the Compliance Officer is unavailable. The Compliance Officer is prohibited from engaging in any personal securities transaction involving “reportable securities” without obtaining prior written approval from the Designated Back-up. The Designated Back-up will be a person familiar with this Code of Ethics and the rules and regulations applicable to the Fund.
     (d) In connection with any decision by the Compliance Officer to approve transactions by investment personnel acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Any investment personnel receiving approval from the Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Fund’s subsequent consideration of an investment in such issuer and any decision by the Fund to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.
     (e) Each portfolio manager4 is prohibited from buying or selling a security within at least seven calendar days before and after the Fund trades in that security.

Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

3	“Investment personnel” is any employee of the Fund or its Investment Adviser (or of any company in a control relationship to the Fund or its Investment Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and any natural person who controls the Fund or its Investment Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

4	“Portfolio manager” is an Access Person entrusted with direct responsibility and authority to make investment decisions affecting the Fund.

     (f) All investment personnel and any other Access Persons who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction within seven calendar days of the date that the Fund has a pending “buy” or “sell” order involving the same security.
     (g) Each Access Person shall submit reports in the form attached hereto as Exhibit B to the Compliance Officer, showing all transactions in “reportable securities” in which the person has, or by reason of such transaction acquires, any direct or indirect “beneficial ownership.” Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control. An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.
     (h) Each Access Person, other than a board member who is not an “interested person” (as defined in the Act) of the Fund, shall submit an annual report in the form attached hereto as Exhibit C to the Compliance Officer, showing as of a date no more than 45 days before the report is submitted (1) all holdings in “reportable securities” in which the person had any direct or indirect “beneficial ownership” and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.
     (i) Each board member who is not an “interested person” (as defined in the Act) of the Fund shall not be required to submit the quarterly report required under subparagraph (g), unless during the quarter said board member engaged in a transaction in a “reportable security” when he or she knew or, in the ordinary course of fulfilling his or her other official duties as a Fund board member, should have known that during the 7 day period immediately before or after the date of the transaction, the Fund purchased or sold, or considered for purchase or sale, the security.
     (j) Investment personnel must receive authorization from the Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. Any investment personnel serving as a board member of a publicly-traded company will be excluded from any investment decisions by the Fund regarding such company.
     (k) All Access Persons are required to certify annually to the Compliance Officer that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. A form of certification is annexed hereto as Appendix D.
In accordance with Rule 17j-1, “reportable securities” do not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments,5 repurchase agreements and shares of registered open-end investment companies. Further, in light of the investment objectives and policies of the Fund, the Fund’s Board does not believe that transactions by its Access Persons in any securities other than the securities which the Fund is permitted to purchase would be prohibited by Rule 17j-1. Accordingly, a “reportable security” does not include securities which the Fund is not permitted to acquire under its investment objective and policies set forth in its then-current prospectus under the Securities Act of 1933. If the investment objective and policies of the Fund change in the future, the Fund’s Board will reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

5	“High quality short-term debt instruments” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

     2. The Compliance Officer shall notify each Access Person of the Fund who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person. Each Access Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix E) and must retain this Code.
     3. The Fund’s Investment Adviser shall adopt, maintain and enforce a separate code of ethics with respect to its personnel who are access persons in compliance with Rule 17j-1, and shall forward to the Compliance Officer copies of the code, all future amendments and modifications thereto, the names of all persons who are now or hereafter required to report their securities transactions pursuant to the code, and a copy of each report submitted by such persons. To the extent any Access Persons of the Fund are subject to the code of ethics adopted pursuant to Rule 17j-1 by the Fund’s Investment Adviser, the reporting procedures under this Code of Ethics shall not apply to such Access Persons.
     4. The Compliance Officer shall:

(a)	review, or cause to be reviewed, all reports required to be made by the Fund’s Access Persons pursuant to this Code;

(b)	maintain copies of the code of ethics adopted by the Fund’s Investment Adviser pursuant to Rule 17j-1 and the names of the persons who are required to report their securities transactions pursuant to such code;

(c)	receive and review copies of all reports to be made under the code of ethics adopted by the Fund’s Investment Adviser in compliance with Rule 17j-1;

(d)	submit to the Fund’s Committee at its regularly scheduled quarterly meeting a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code or the code of ethics adopted by the Fund’s Investment Adviser but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code or the code of ethics adopted by the Fund’s Investment Adviser; and

(e)	promptly investigate any securities transaction listed pursuant to subparagraph (d)(ii) above and submit periodic status reports with respect to each such investigation to the Fund’s Board.

     5. At least once a year, the Fund and its Investment Adviser each must provide the Fund’s Board with a written report that (i) describes issues that arose during the previous year under its respective code of ethics, including information about material code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Fund’s Board that the Fund and Investment Adviser, as the case may be, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics. A copy of each report required by this Section must be preserved with the Fund’s records for the period required by Rule 17j-1.
     6. The Fund’s Board shall oversee the operation of this Code and review with the Compliance Officer, counsel to the Fund and, if appropriate, representatives of the Fund’s Investment Adviser, the reports provided to it pursuant to the immediately preceding paragraph and possible violations of this Code and the code of ethics adopted by the Fund’s Investment Adviser in compliance with Rule 17j-1. The Fund’s Board shall consider what sanctions, if any, should be imposed.
     7. Before approving material changes to codes of ethics of the Fund’s Investment Adviser, the Committee shall receive a certification from the Investment Adviser that it has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics. The Fund’s Committee, including a majority of those committee members who are not “interested persons” (as defined in the Act) of the Fund, shall approve material changes to the Investment Adviser’s code no later than six months after adoption of such changes.
     8. This Code, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section C.1(d) of the Code, a copy of each report required under Section

C.1(i) of the Code, and a record of any Code violation and any action taken as a result of the violation must be preserved with the Fund’s records for the period required by Rule 17j-1.
Revised: July 26, 2010

APPENDIX A
Date
Contact
Broker/Dealer
Address
Re: Access Person’s Name
Dear                     :
We have been informed that                     , [state title] of Continental Assurance Company Separate Account (B) (the “Fund”) who is involved with the Fund’s investment activities is maintaining an account with                                         .
This letter will serve to inform you that we do not object to the maintenance of this account, provided that upon our future written request you promptly send duplicate copies of all confirmations and statements to the undersigned marked “Personal and Confidential.”
Sincerely yours,

APPENDIX B
QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report:	For Quarter Ending:

To: Compliance Officer
From:

Name and Description of		Transaction			Date of
Security	Quantity	Type	Executing Broker	Price	Transaction

Comments:
Signature: __________________

APPENDIX C
ANNUAL PERSONAL HOLDINGS REPORT*

Date of Report:

To:	Compliance Officer

From:

Name of Security	Number of Shares	Principal Amount($)

Names of Brokers, Dealers or Banks With Whom You Maintain an Account in Which Any Securities are Held For Your Direct or Indirect Benefit:

Signature:

*	Information must be current as of a date no more than 45 days before this report is submitted.

APPENDIX D
ANNUAL CERTIFICATION OF COMPLIANCE
WITH THE CODE OF ETHICS
I certify that:
1.	I have read and understand the Code and recognize that I am subject to its terms and conditions.
2.	During the past year, I have complied with the Code’s procedures.
3.	During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code’s procedures.

Signature

Dated:
Print Name

APPENDIX E
Acknowledgment
I have read and understand the Code of Ethics of Continental Assurance Company Separate Account (B) and will comply in all respects with its procedures.

NAME	DATE
CONTINENTAL ASSURANCE COMPANY
POLICY AND PROCEDURES
DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND TO COMPLY WITH RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED
A. Policy Statement on Insider Trading
Continental Assurance Company (“CAC”) forbids any officer, person with trading authority or employee (each, a “Covered Person”) from trading, either personally or on behalf of others, including registered investment companies or other accounts advised by CAC, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” CAC’s policy extends to activities within and outside each Covered Person’s duties at CAC. Each Covered Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix A) and must retain this policy statement. Any questions regarding CAC’s policy and procedures should be referred to Lynne Gugenheim, at (312)822-4921 or any person who, in the future, may be designated as CAC’s compliance officer (the “Compliance Officer”).
The term “insider trading” is not defined in the Federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.
     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	trading by an insider while in possession of material nonpublic information;

2)	trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.
1. Who is an Insider?
The concept of “insider” is broad. It includes generally officers, directors and employees of a company. In addition, a person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and certain employees of such organizations. In addition, although it is unlikely to occur in the normal conduct of its business, CAC or a Covered Person could become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. What is Material Information?
Trading on inside information is not a basis for liability unless the information is material. “Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that insiders should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services and significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).
Material information does not have to relate to a company’s business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and the favorableness of those reports.
3. What is Nonpublic Information?
Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.
4. Penalties for Insider Trading
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by CAC, potentially including dismissal of the persons involved.
* * *
B. Procedures to Detect and Prevent Insider Trading
     The following procedures have been established to aid Covered Persons in avoiding insider trading, and to aid CAC in preventing, detecting and imposing sanctions against individuals for insider trading. Each Covered Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.
1. Identifying Inside Information
     Before trading for yourself or others, including registered investment companies or other accounts advised by CAC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

i.	Report the matter immediately to the Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others, including registered investment companies or other accounts advised by CAC.

iiii.	Do not communicate the information within or outside of CAC other than to the Compliance Officer.

2. Personal Securities Trading
     Each Covered Person must obtain clearance from the Compliance Officer before engaging in any securities transaction6 in which the person, the person’s family (including a spouse, minor children and adults living in the same household as the officer, general partner, person with trading authority or employee), or trusts of which the person is a trustee or in which he or she has a beneficial interest are parties. Each such person must provide the Compliance Officer, or the Compliance Officer’s designated back-up (the “Designated Back-up”) in the event the Compliance Officer is unavailable, with a written description of the proposed transaction in the form of Appendix B, and the Compliance Officer or the Designated Back-up shall notify the person promptly of clearance or denial of clearance to trade. Notification of approval or denial to trade may be verbally given, but the Compliance Officer or the Designated Back-up will initial and date the written description of the proposed transaction to confirm his/her approval, a copy of which shall be kept in CAC’s records. In the event the Compliance Officer is the Covered Person seeking clearance for a securities transaction, the Compliance Officer shall follow the procedures outlined above, with the exception that the Compliance Officer shall seek such clearance from the Designated Back-up. The Designated Back-up will be a person familiar with this Code of Ethics and the rules and regulations applicable to the Fund.
     Each Covered Person must comply with the reporting requirements of Section D.1(a) and D.1(b) as if such person was an Access Person (as such term is defined below). The Compliance Officer shall report all violations of this Section B.2. to the Board of each registered investment company advised by CAC (each, a “Fund”) as required by Section D.4.
3. Restricting Access to Material Nonpublic Information
     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including any person within CAC other than those persons who need to know such information in order to perform their job responsibilities at CAC, except as provided in Paragraph 1 above. In addition, care should be taken to keep the information secure. For example, memos, reports, correspondence or files containing the information should be restricted.
4. Resolving Insider Trading Issues

6	No preclearance or reporting is required in respect of direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements and shares of registered open-end investment companies. “High quality short-term debt instruments” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

     If, after consideration of the items set forth in Paragraph 1, you have questions as to whether information is material or nonpublic or the propriety of any action, or about the foregoing procedures, please contact the Compliance Officer to discuss your questions before trading or communicating the information to anyone.
C. Requirements Regarding Investment Companies
Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “Act”), makes it unlawful for any Covered Persons considered “access persons” with respect to a Fund, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund:
(1) To employ any device, scheme or artifice to defraud the Fund;
(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
(4) To engage in any manipulative practice with respect to the Fund.
A security is “held or to be acquired” by a Fund if within the most recent 7 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or CAC for purchase by the Fund. A security “held or to be acquired” by the Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.
It is CAC’s policy that no “Access Person”7 shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.
D. Procedures to Monitor Compliance with Requirements Regarding Investment Companies
          1. To provide CAC with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:
(a)	Within 10 days of receiving this Policy, all Access Persons must submit to the Compliance Officer a statement of all securities in which such Access Person has any direct or indirect beneficial ownership.[8] This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were

7	An “access person” is each officer, general partner or “advisory person” of CAC (hereinafter, “Access Person”). An “advisory person” is any Covered Person of CAC or of a company in a control relationship to CAC who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security on behalf of a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to CAC who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security by the Fund.

8	“Beneficial ownership” of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, and Rule 16a-1 thereunder, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future. Any report by a Covered Person required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new employees who are Access Persons upon their employment by CAC.

(b)	When an Access Person opens a brokerage account, or whenever an Access Person with an existing brokerage account becomes a CAC employee, such Access Person is required to send written notification of such fact to the Compliance Officer before engaging in any personal securities transactions through such account. If the Compliance Officer deems it necessary or appropriate, a letter in the form annexed hereto as Appendix C will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that duplicate confirmations of transactions in the account be sent to the Compliance Officer.

(c)	Covered Persons (which term includes Access Persons) shall pre-clear all securities transactions as provided in Section B.2.

(d)	In connection with any decision by the Compliance Officer to approve transactions by investment personnel[9] acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with CAC or the Fund. Any investment personnel receiving approval from the Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Fund’s subsequent consideration of an investment in such issuer and any decision on behalf of the Fund to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

(e)	Each portfolio manager[10] is prohibited from buying or selling a security within at least seven calendar days before and after a Fund trades in that security. The portfolio manager will be required to disgorge to the Fund any profits realized on trades within the proscribed periods.

(f)	Investment personnel must receive authorization from the Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders. Any investment personnel serving as a board member of a publicly-traded company will be excluded from any investment decisions on behalf of a Fund regarding such company.

(g)	Each Access Person shall submit reports in the form attached hereto as Exhibit D to the Compliance Officer, showing all transactions in securities, in which the person has, or by reason of such transaction acquires, any direct or indirect “beneficial ownership.” These

9	“Investment personnel” is any employee of CAC (or of any company in a control relationship to CAC) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, and any natural person who controls CAC and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

10	“Portfolio manager” is an Access Person entrusted with direct responsibility and authority to make investment decisions affecting a Fund.

reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control. An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

(h)	Each Access Person shall submit an annual report in the form attached hereto as Exhibit E to the Compliance Officer, showing as of a date no more than 45 days before the report is submitted (1) all holdings in securities in which the person had any direct or indirect “beneficial ownership” and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

(i)	All Covered Persons are required to certify annually to the Compliance Officer that they have (i) read and understand the foregoing procedures and recognize that they are subject to the terms and conditions hereof, (ii) complied with the requirements of the foregoing procedures and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the foregoing procedures. A form of certification is annexed hereto as Appendix F.

2. The Compliance Officer shall notify each Covered Person who may be required to make reports pursuant to the Code that such person is subject to its reporting requirements and shall deliver a copy of the Code to each such person.
3. CAC will forward to the Director of Compliance of each Fund copies of this Code, all future amendments and modifications thereto, the names of all persons who are now or hereafter required to report their securities transactions pursuant to the Code, and a copy of each report submitted by such persons.
4.	The Compliance Officer shall:

(a)	review, or cause to be reviewed, all reports required to be made by Covered Persons pursuant to this Code;

(b)	submit to each Fund’s Board within 30 days after the end of each calendar quarter a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code; and

(c)	promptly investigate any securities transaction listed pursuant to subparagraph (b)(ii) above and submit periodic status reports with respect to each such investigation to the Fund’s Board.

5. At least once a year, CAC shall provide each Fund’s Board with a written report that (i) describes issues that arose during the previous year under this Code, including information about material Code violations and sanctions imposed in response to these material violations, and (ii) certifies to each Fund’s Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Copies of these reports must be preserved with CAC’s records for the period required by Rule 17j-1.
6. This Code, a copy of each report by a Covered Person (which term includes Access Persons), a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, a copy of each report required by Section D.1(d), and a record of any Code violation and any action taken as a result of the violation must be preserved with CAC’s records for the period required by Rule 17j-1.
Revised: July 26, 2010

APPENDIX A
Acknowledgment
     I have read and understand the foregoing procedures and will comply in all respects with them.

NAME	DATE

APPENDIX B
PERSONAL INVESTMENT REPORT
Date of Report:
To: Compliance Officer
From:
Date of Transaction:
Name of Security:

Interest Rate and Maturity Date (As Applicable):

Number of Shares:

Principal Amount ($):

Price Per Share ($):

Purchase: __ Sale: __ Other:

Name of Broker, Dealer or Bank With or Through Which the Transaction Was Effected:

Comments:
Signature:

APPENDIX C
Date
Contact
Broker/Dealer
Address
Re: Access Person’s Name
Dear                     :
We have been informed that                     , [state title] of Continental Assurance Company who is involved with the investment activities of Continental Assurance Company Separate Account (B) is maintaining an account with ______________________.
This letter will serve to inform you that we do not object to the maintenance of this account, provided that upon our written request, you promptly send duplicate copies of all confirmations and statements to the undersigned marked “Personal and Confidential.”
Sincerely yours,

APPENDIX D
QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report:	For Quarter Ending: _____________
To: Compliance Officer
From:

Name and Description of		Transaction			Date of
Security	Quantity	Type	Executing Broker	Price	Transaction

Comments:
Signature:

APPENDIX E
ANNUAL PERSONAL HOLDINGS REPORT*

Date of Report:

To:	Compliance Officer

From:

Name of Security	Number of Shares	Principal Amount($)

Names of Brokers, Dealers or Banks With Whom You Maintain an Account in Which Any Securities Are Held for Your Direct or Indirect Benefit:

Signature:

*	Information must be current as of a date no more than 45 days before this report is submitted.

APPENDIX F
ANNUAL CERTIFICATION OF COMPLIANCE
WITH THE POLICIES AND PROCEDURES DESIGNED TO
DETECT AND PREVENT INSIDER TRADING AND TO COMPLY
WITH RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940,
AS AMENDED (THE “CODE”)
I certify that:
1.	I have read and understand the Code and recognize that I am subject to its terms and conditions.
2.	During the past year, I have complied with the Code’s procedures.
3.	During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code’s procedures.

Signature

Dated:
Print Name